NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD CUSTOMERS DRIVE HIGHER SHARE, PRODUCTION

•	Customers purchase Ford Fusion, Ford Flex and hybrids in record numbers
•	Ford, Lincoln and Mercury sales totaled 148,153, down 11 percent versus a year ago
•	June market share up 3 points versus year ago; second-quarter and first-half market share also higher
•	Higher-than-expected customer demand prompts Ford to announce production increase
•	Ford helps dealers and customers get ready for “Cash for Clunkers” program; “Let Ford Recycle Your Ride” at www.ford.com shows customers which vehicles qualify

DEARBORN, Mich., July 1, 2009 – Customer demand for new products helped Ford Motor Company increase market share in June, even as Ford continued to de-escalate incentive spending.  Ford, Lincoln and Mercury sales totaled 148,153, down 11 percent versus a year ago, which is believed to be the month’s lowest decline among major auto manufacturers.

“We’re making steady progress and are firmly focused on our Plan to build a sustainable and exciting Ford,” said Jim Farley, Ford group vice president, Marketing and Communications.  “We remain grounded, however, given challenging industry and economic conditions.”

Sales of the Ford Fusion were 18,561, a June sales record and up 26 percent versus a year ago.  Ford Flex sales were 4,784, a record for any month since it hit dealerships in June 2008.  Sales of the company’s hybrid vehicles totaled 3,649, a June sales record and up 91 percent versus a year ago.

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“Customers tell us they love our new products, and they’re not holding back on their investments in higher series levels and top-shelf options,” said Farley.

“Customers are showing us just how much they value the quality, fuel efficiency, safety and smart technology incorporated in our new product lineup,” he added.  “This is an exciting time for Ford, which has more new vehicles in the market this year than any other automaker.”

Internal and external studies show a positive trend in the percentage of consumers with favorable opinions about Ford, and growing numbers of consumers who are willing to consider purchasing a Ford product thanks to improved fuel economy, smart technology and higher residual values.

Other Sales Highlights
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Ford Mustang sales to retail customers nearly matched year-ago levels.  The new 2010 Mustang, which debuted in May, achieved a 52 percent conquest rate in June – one of the highest for any Ford product.

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Retail sales for the Ford Escape and Mercury Mariner small utility vehicles were equal to a year ago.  The Escape and Mariner are available with hybrid engines making them the most fuel-efficient utility vehicles in America.

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Retail sales for the Ford F-Series and Ranger pickup trucks were higher than a year ago.  The new F-150 pickup offers customers best-in-class capability and unsurpassed fuel economy and the Ranger is the most fuel-efficient compact pickup in America.

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Mercury Milan sales to retail customers also neared year ago levels.  Like the Fusion, the new 2010 Milan has a hybrid version.  The Fusion and Milan are the most fuel-efficient mid-size sedans in America.

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Although Lincoln sales were lower than a year ago, Lincoln gained market share in the luxury segment in the first half 2009 versus a year ago.  This primarily reflects the strength of the all-new Lincoln MKS sedan.  A new Lincoln MKZ sedan debuted in March, and an all-new Lincoln MKT crossover will be introduced later this year.

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Inventories and Production
At the end of June, Ford vehicle inventories totaled 343,000 (equivalent to 60 days’ supply).  This level was 8,000 vehicles lower than at the end of May and 214,000 vehicles lower than a year ago.

Given tightly controlled inventories and higher-than-expected demand for its products, Ford announced plans to increase third-quarter production by 25,000 vehicles to 485,000, up 67,000 vehicles (16 percent) versus a year ago.

“Cash for Clunkers”
The new federal “Cash for Clunkers” legislation that allows U.S. consumers to receive government-backed incentives for trading in older, less fuel-efficient vehicles is welcome news for Ford, Farley said.

“Our global experience with similar programs teaches us that reaching out to dealers and customers quickly and directly is the key to success,” said Farley.  “Our new web-based tool was operational last week.  At www.ford.com, dealers and customers can ‘Let Ford Recycle Your Ride’ and find out whether their vehicle is eligible for a voucher as well as what new Ford vehicles qualify under the program.”

“The timing of the program couldn’t be better because we have the freshest lineup in the industry, and many Ford vehicles lead in fuel economy,” he added.  “There’s even more to come in the second half of the year, with the arrivals of the all-new Ford Taurus, Ford Transit Connect, Lincoln MKT and the introduction of EcoBoost engine technology on the Taurus SHO, Ford Flex and Lincoln MKS and MKT.

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich. manufactures or distributes automobiles across six continents. With about 205,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

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